Exhibit 15.1

北京德恒律师事务所 Offices	Beijing DeHeng Law

12/F, Tower B, Focus Place, No.19 Finance Street	Tel: (86) 010-52682888
Beijing, P.R. China 100033	Fax: (86) 010-52682999
中国 • 北京西城区金融街19号	Website: www.dehenglaw.com
富凯大厦B座12层 邮编：100033	Email: DeHeng@dehenglaw.com

May 12, 2026

To:	Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, 323000

People’s Republic of China

Dear Sirs,

Solely in connection with the Company’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”) , we hereby consent to the references to our firm and the summary of our opinion under the headings “Enforceability of Civil Liabilities” on page v, “Item 3. Key Information—Permissions Required for Our Operations in China” on page 14, page 16 and page 17, “Item 3. Key Information—Risks Relating to Our Business and Industry” on page 40, “Item 3. Key Information—Risks Relating to Doing Business in China” on page 68 and page 71, and “Item 4. Information on the Company—C. Organizational Structure” on page 123 separately included in the Annual Report, which is filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2026. We also consent to the filing with of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Beijing DeHeng Law Offices

/s/ Zhang Xiaodan

张晓丹 (Zhang Xiaodan)